EXHIBIT 10.2

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) made as of February 14, 2024 (“Effective Date”), is by and between FINANSERV LLC (“Consultant”), and SWK HOLDINGS CORPORATION (the “Client”). The parties hereby agree as follows:

1.	SERVICES. During the term of this Agreement, Consultant, in the capacity as an independent contractor, shall provide advice and direction relating to accounting and other related matters to Company personnel and other consultants on an as needed basis. The Company acknowledges that Consultant will limit its role under this Agreement to that of a Consultant and that all decisions made or positions taken relating to any work in which the Consultant is involved are the final responsibility of the Company and not the Consultant. The Company acknowledges and hereby agrees that Consultant is not engaged on a full-time basis and Consultant may pursue any other activities and engagements it desires during the term of this Agreement.

2.	PROPRIETARY RIGHTS.

2.1	Deliverables. Client shall own all rights, title and interests in and to the Deliverables, excluding rights to any Background Materials (as defined below) contained therein. “Background Materials” means all information, ideas, inventions, know-how, methods, processes, software, templates, tools, works of authorship, trade secrets and technologies that are owned or developed by Consultant (whether developed by or for Consultant or otherwise acquired from a third party) prior to the Effective Date or separate and apart from the Services, or that are in-licensed by Consultant from a third party, including any changes or extensions. Consultant shall own all rights, title and interests (including all intellectual property rights) in and to the Background Materials. To the extent that Consultant includes any Background Materials in the Services or Deliverables, then subject to all terms and conditions of this Agreement, Consultant hereby grants and agrees to grant Client a perpetual, nonexclusive, nontransferable, royalty-free right and license (without right to sublicense) to use such Background Materials as embodied in the applicable Services or Deliverables, solely for Client’s use of the Services or Deliverables.

2.2	Disclosure of Confidential Information. Consultant will not disclose to any non-party to this agreement any confidential information, which comes into the possession of Consultant or any of its members, partners, principals, employees, agents or representatives (collectively, “Affiliates”), directly or indirectly arising out of the execution of this agreement and the provision of the Services and Deliverables. Confidential information disclosed by the Client shall be deemed the property of the Client, and the Consultant shall not reproduce or copy such Confidential Information except for distribution to those Affiliates entitled to receive such confidential information pursuant to this Agreement and the provision of the Services and Deliverables. “Confidential Information” means any information that relates to the Client’s business model and value propositions, service offerings, execution strategies, financial requirements, competition, staffing, governance and corporate structure, intellectual property and trade secrets, or business affairs, or customer lists, but does not include:

(a)	Information, which on the date hereof or thereafter becomes generally available to the public other than as a result of disclosure, directly or indirectly, by the Constant or its Affiliates.

(b)	Information which is disclosed by the Consultant with the prior written consent of the Company; and

(c)	Information which was received by the Consultant from a third party who did not acquire it in violation of a confidentiality agreement with the Company or its employees or agents, or from a third party who was not otherwise prohibited from transmitting the information to the Consultant by a contractual, legal, or fiduciary obligation of confidence to the Client.

In addition, Consultant will not use or disclose any Confidential Information acquired during any previous consulting engagements or from previous employers without written permission from such company or employer.

Consultant agrees to disclose the Confidential Information only to those of its Affiliates who need to know such Confidential Information for the exclusive purpose of performing the Services. Consultant agrees (i) to inform all of its respective Affiliates who receive Confidential Information of the confidential nature of such Confidential Information and to direct all such Affiliates to treat such Confidential Information confidentially in accordance with this Agreement and not to use it other than for the purposes described above, (ii) to be responsible in any event for any breach of this Agreement by any of its Affiliates, and (iii) to make all reasonable, necessary, and appropriate efforts to safeguard such Confidential Information from disclosure to any person or entity other than as permitted hereby.

Consultant acknowledge that it is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities of an issuer or an affiliate or controlling person of the issuer while in possession of material, non-public information and on the communication of such information to any other person or entity. Consultant represents that it maintains effective internal procedures with respect to maintaining the confidentiality and use of the Confidential Information and that it will not use the Confidential Information for any purpose in violation of United States securities laws or any other applicable laws.

In the event that Consultant or any of its Affiliates is requested under the terms of a subpoena or order issued by a court or by a governmental body to disclose any of the Confidential Information, the Consultant will promptly notify the Client so that it may seek, at its expense, a protective order or other appropriate remedy or waive compliance with this Agreement. If such protective order or other remedy is not obtained or the Client waives compliance with this Agreement and disclosure of any of the Confidential Information is legally required, the Client will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information furnished. Consultant will promptly return to Client all materials and copies containing or embodying Confidential Information, except that Consultant may keep its personal copy of its compensation records and Consultant may retain one copy of the Confidential Information for the purpose of defending any claim related to this Agreement or as may be required in accordance with its respective legal, compliance and/or automated backup archiving practices. These restrictions will not prevent Consultant from complying with any law, regulation, court order or other legal requirement that purports to compel disclosure of any Confidential Information.

The obligations of this Section 2. will remain in effect for so long as it is in possession of Confidential Information which is subject to the terms of this Agreement.

3.	FEES AND PAYMENT. Client shall pay Consultant for Services and Expenses as described in Exhibit A. Client will also reimburse Consultant for reasonable travel and incidental expenses that are actually incurred in connection with the provision of the Services. All amounts shall be paid by Client within thirty (30) days after the date of Consultant’s invoice therefor. Amounts not paid when due shall bear interest at the rate of one and one half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. Client shall be responsible for all taxes associated with the receipt of and payment for Services, other than U.S. taxes based on Consultant’s net income associated with this Agreement.

4.	WARRANTY DISCLAIMER. Consultant warrants that it will perform its services on a reasonable professional efforts basis. CONSULTANT MAKES NO WARRANTY IN CONNECTION WITH THE PROVISION OF SERVICES AND DELIVERABLES HEREUNDER AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Additionally, Consultant cannot and does not warrant computer hardware, software or services provided by other parties.

5.	LIMITATION OF LIABILITY. IN NO EVENT WILL CONSULTANT BE LIABLE, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL THEORY: (A) FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT OR DATA) ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS; AND (B) IN ANY CASE, FOR DAMAGES WI EXCESS OF ANY AMOUNTS PAID BY CLIENT UNDER THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6.	TERM AND TERMINATION.

6.1	Term. This Agreement shall commence on the Effective Date and shall continue until terminated.

6.2	Effect of Termination. Upon termination of the Agreement for any reason, all rights obligations and licenses of the parties hereunder shall immediately cease, except that (a) Client’s liability to pay for Services performed (and non-cancelable expenses incurred) prior to and including the date of termination shall survive, and shall become due and payable on the termination date, (b) all other obligations that accrued prior to the effective date of termination and remedies for breach of this Agreement shall survive any termination and (c) the provisions of Section 2 (Proprietary Rights), 4 (Warranty Disclaimer), 5 (Limitation of Liability), 7 (Miscellaneous) and this Section 6.3 shall survive. Upon termination or expiration of the Agreement for any reason, Client shall return or destroy any Confidential Information in accordance with Section 2.2.

7.	MISCELLANEOUS.

7.1	Amendment and Waiver. No changes, modifications or waivers may be made to this Agreement unless in writing and signed by both parties. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights.

7.2	Governing Law and Legal Actions. This Agreement shall be governed by and construed under the laws of the State of California without regard to conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorney’s fees.

7.3	Interpretation. This Agreement may be executed in one or more counterparts, each of which is an original, but together constituting one and the same instrument. Execution of a facsimile or portable document format (“PDF”) copy shall have the same force and effect as execution of an original, and a facsimile or PDF signature shall be deemed an original and valid signature. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

7.4	Notices. All notices under this Agreement will be in writing, in English and delivered to the parties at their respective addresses set forth below. Notices will be deemed to have been duly given when received, if personally delivered; when receipt is electronically confirmed, if transmitted by facsimile or e-mail; the day after being sent, if sent for next day delivery by recognized overnight delivery service; or upon receipt, if sent by certified or registered mail, return receipt requested.

7.5	Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

7.6	Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect enforceable.

7.7	Assignment. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by the either party without the prior written consent of the other, except that either party (without consent) may assign its rights and obligations hereunder to any successor to all or substantially all of its business that concerns this Agreement (whether by sale of stock or assets, merger, consolidation or otherwise). Any attempted transfer in violation hereof will be void and of no effect. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives, and permitted assigns of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this by their duly authorized representatives as of the Effective Date.

Finanserv LLC	SWK Holdings Corporation
(Consultant)	(Client)

[***]	5956 Sherry Lane, Suite 650
Dallas, TX 75225
(Address)	(Address)

/s/ Yvette M. Heinrichson	/s/ Joe D. Staggs
Signed	Signed

Yvette M. Heinrichson	Jody Staggs
Printed	Printed

Managing Member	Chief Executive Officer
Title	Title

EXHIBIT A

FEES/EXPENSES (APPLICABLE ONLY WHERE CHECKED AND COMPLETED)

☒	Compensation shall be billed on an hourly basis. The Hourly Rate shall be [***] per hour for all hours worked. To the extent travel is required, travel time will be billed at the Hourly Rate. Billings will be rendered on a bi-weekly basis.

☒	With respect to Yvette Heinrichson, eligibility for, and payment of premiums under, Company’s health, dental and vision plans as if Mrs. Heinrichson were a full-time employee, or should Mrs. Heinrichson not be eligible to participate in such plans, reimbursement (on a net, after-tax basis) of costs incurred with respect to health, dental or vision care as if she were covered under such plans.